Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
	Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2006 RESULTS

MADISON, Wis. – May 3, 2006 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the first quarter of 2006 of $13.1 million and $0.11, respectively, compared to $26.7 million and $0.23 for the same period in 2005. Alliant Energy’s net income (loss) and EPS for the first quarter of 2006 were ($1.6) million and ($0.01), respectively, compared to $2.4 million and $0.02 for the same period in 2005.

The 2006 and 2005 income from continuing operations included charges related to debt reductions within Alliant Energy’s non-regulated businesses of $0.48 and $0.08 per share, respectively. Excluding the debt reduction charges, Alliant Energy’s earnings from continuing operations for the first quarter of 2006 would have been $0.59 per share compared to $0.31 per share for the same period in 2005. The first quarter of 2006 results also included income of $0.06 per share related to tax benefits associated with the sale of Alliant Energy’s interest in the Duane Arnold Energy Center (DAEC) and $0.06 per share of foreign currency transaction gains. Additional details regarding Alliant Energy’s first quarter unaudited earnings are as follows (net income in millions):

	2006		2005
Earnings (loss) from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$65.0	$0.55	$41.8	$0.36
Non-regulated (excluding debt reduction charges) *	3.8	0.03	(7.1)	(0.07)
Parent (primarily taxes, interest and A&G)	1.1	0.01	1.9	0.02
Total excluding debt reduction charges	69.9	0.59	36.6	0.31
Non-regulated charges related to debt reductions *	(56.8)	(0.48)	(9.9)	(0.08)
Total earnings from continuing operations	13.1	0.11	26.7	0.23
Loss from discontinued operations **	(14.7)	(0.12)	(24.3)	(0.21)
Net income (loss)	($1.6)	($0.01)	$2.4	$0.02

* The total loss from continuing operations for the non-regulated businesses in the first quarter of 2006 and 2005 was ($53.0) million, or ($0.45) per share, and ($17.0) million, or ($0.15) per share, respectively.

** Alliant Energy has classified its non-regulated China, Mexico, oil and gas gathering pipeline systems and energy services businesses as well as its biomass facility as discontinued operations for all periods presented. The energy services business, biomass facility, oil gathering pipeline system and Alliant Energy’s interests in three of ten China generating facilities were sold in 2005 and its interests in an additional three China generating facilities were sold in the first quarter of 2006.

The higher earnings from Alliant Energy’s utility business were largely due to electric and gas rate increases and the impact of the sale of Alliant Energy’s interest in the DAEC in the first quarter of 2006. The effect of incremental purchased power costs incurred in the first quarter of 2005 resulting from an unplanned outage at the Kewaunee Nuclear Power Plant (KNPP) also impacted the comparison. The improved results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the debt reduction charges, were due to improved results from Alliant Energy’s International business stemming from foreign currency transaction gains associated with Alliant Energy’s New Zealand investments, and improved results from Alliant Energy’s Non-regulated Generation business.

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

“As we stated in the past, 2005 was a year of progress for Alliant Energy,” said William D. Harvey, Alliant Energy’s Chairman, President and CEO. “Our successful efforts in streamlining our business portfolio, lowering our overall risk profile, improving the predictability of our business and strengthening our financial profile positioned us well for 2006 and beyond and we are satisfied with the financial results we produced in the first quarter of 2006. And while we are still in the process of completing several remaining asset sales, we have now retired all of the long-term debt at our non-regulated holding company other than our $403 million exchangeable senior notes, which have a coupon rate of 2.5%. This represents significant progress from where we were just a few years ago. Our focus for the remainder of 2006 includes earning our authorized returns within our utility business, continuing the process of working with various stakeholders to review the rate recovery process in Wisconsin for fuel-related expenses, successfully executing our remaining asset sales and beginning the initial phase of our generation build-out program. At the same time, we intend to maintain our operational excellence in providing safe, reliable and environmentally sound utility service.”

Earnings From Continuing Operations

A summary of Alliant Energy’s EPS from continuing operations for the first quarter is as follows:

	2006	2005	Variance
Utility operations: *
Operating expenses (nuclear $0.18 / other $0.00)			$0.18
Income tax benefits associated with DAEC sale			0.06
Gas margins			0.04
Electric margins (nuclear capacity ($0.21) / other $0.12)			(0.09)
Total utility operations	$0.55	$0.36	0.19

Non-regulated operations (excluding debt reduction charges): *
International -
New Zealand	0.07	0.01	0.06
Brazil (including interest expense allocation; sold in Q1 2006)	(0.05)	(0.07)	0.02
Non-regulated Generation	-	(0.02)	0.02
Transportation, RMT, WindConnect™ and other investments	0.04	0.02	0.02
Synfuel (sold in Q4 2005)	-	0.01	(0.01)
Other (taxes, interest, A&G and dilution)	(0.03)	(0.02)	(0.01)
Total non-reg. operations (excluding debt reduction charges)	0.03	(0.07)	0.10

Parent company (taxes, interest, A&G and dilution)	0.01	0.02	(0.01)

Total excluding debt reduction charges	0.59	0.31	0.28

Charges related to non-regulated debt reductions	(0.48)	(0.08)	(0.40)

Earnings per share from continuing operations	$0.11	$0.23	($0.12)

* The 2006 and 2005 EPS amounts have been computed based on the average shares outstanding in the first quarter of 2005 and the dilutive impact of increased shares outstanding is reported as a separate earnings variance item if it is material.

Continuing Operations - Utility Operations

Alliant Energy sold its interests in its two nuclear facilities, KNPP and DAEC, in July 2005 and January 2006, respectively. Prior to the sale of these assets, the operating expenses related to the plants consisted primarily of other operation and maintenance and depreciation and amortization expenses. These expenses are included in the “Operating expenses” line in the above table. Upon the sale of the assets, Alliant Energy entered into purchased power agreements

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

with the new owners of the plants and its share of the costs associated with these facilities is now recorded as purchased power which is included in the “Electric Margins” line in the above table. As a result, there are large nuclear-related variances between periods for these line items, which are largely offsetting in nature.

Excluding the nuclear-related variance in other operating expenses discussed above, operating expenses were flat in the first quarter of 2006 compared to the same period in 2005. The impact of lower depreciation and amortization expense, largely due to the implementation of new depreciation rates at IP&L effective January 1, 2006, and lower transmission and distribution expenses was offset by higher employee compensation and benefits costs and increased generation-related expenses.

The higher gas margins were largely due to the impact of rate increases implemented in 2005 and continued retail customer growth in Alliant Energy’s service territory. The impact of weather, net of Alliant Energy’s weather hedging activities, did not have a significant impact on the first quarter of 2006 results but decreased gas margins by approximately $0.02 per share in the first quarter of 2005 compared to normal weather. The gas margins were negatively impacted in the first quarter of 2006 by the effects of high gas prices on customer usage.

Excluding the nuclear-related purchased power capacity variance in electric margins discussed above, the higher electric utility margins resulted from the effect of various rate increases implemented in 2005 and continued retail customer growth in Alliant Energy’s service territory. The comparison was also positively impacted by incremental purchased power costs Alliant Energy incurred in the first quarter of 2005 due to an unplanned outage at KNPP. These items were partially offset by the impact of recording a reserve for rate refund in the first quarter of 2006 related to WP&L’s pending fuel-related rate case as a result of a decrease in fuel-related costs since the interim rates were placed in effect in the fourth quarter of 2005. Alliant Energy currently expects to receive the final order in this case later in the second quarter of 2006. The electric margins were also negatively impacted in the first quarter of 2006 by the effects of high fuel-related prices on customer usage. The impact of weather, net of Alliant Energy’s weather hedging activities, did not have a significant impact on the results from either period.

Continuing Operations - Non-regulated Operations

The increase in earnings from Alliant Energy’s New Zealand investments was largely due to the impact of changes in foreign currency exchange rates. Alliant Energy sold all of its Brazil investments in January 2006 and the first quarter of 2006 results included $0.02 per share of selling expenses in addition to the interest expense that continues to be allocated to the International business unit related to its Brazil investments. Such interest expense allocations will be lower in future quarters as a result of Alliant Energy’s non-regulated debt reduction efforts, as discussed further below, in addition to the application of the sale proceeds received in the first quarter. The increased earnings from Transportation, RMT, WindConnect™ and other investments were due to a gain realized on a land sale.

Alliant Energy retired $358 million and $100 million of senior notes at Alliant Energy Resources in the first quarters of 2006 and 2005 and incurred $0.48 and $0.08 per share, respectively, of charges for debt repayment premiums and unamortized debt expenses. The only senior notes remaining at Alliant Energy’s non-regulated holding company are the $403 million exchangeable senior notes (2.5%, due 2030). As a result, the first quarter of 2006 non-regulated results also benefited from lower overall interest expense compared to the same period in 2005.

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

Asset Divestiture Update

As announced earlier, Alliant Energy completed the divestitures of its Brazil investments and its interest in DAEC in the first quarter of 2006. Alliant Energy has established a regulatory liability of approximately $64 million related to the gain on the sale of its interest in DAEC which will be used to offset allowance for funds used during construction (AFUDC) for future investments in new generation at IP&L. Alliant Energy has also completed the sale of its interests in four additional generating facilities in China in 2006 (three sales were completed in the first quarter and one in April) and is in the process of divesting its interests in its three remaining facilities. The results from the Brazil and DAEC investments are reported in Alliant Energy’s earnings from continuing operations and the China results are reported in earnings from discontinued operations. Alliant Energy also completed the divestiture of its two remaining non-regulated gas gathering pipeline systems in April 2006. The Company is also in the process of divesting its investment in Laguna del Mar in Mexico and its Illinois utility properties and expects to complete these divestitures in 2006. In addition, Alliant Energy is continuing to review its options for monetizing its New Zealand investments. Alliant Energy’s loss from discontinued operations in the first quarter of 2006 was largely due to valuation adjustments related to its investment in Mexico.

2006 Guidance

As a result of the non-regulated earnings realized in the first quarter of 2006 relating to the foreign currency transaction gains and land sale, Alliant Energy has updated its 2006 earnings guidance for earnings from continuing operations, excluding debt repayment premiums, to $2.15-2.35 per share from $2.10-2.30 per share. Alliant Energy’s 2006 earnings per share guidance for earnings from continuing operations from its utility business remains unchanged at $2.05-2.25 per share. Additional details of the guidance are as follows:

Utility business	$2.05-2.25
Non-regulated business, excluding debt repayment premiums:
Transportation, RMT, Non-regulated Generation, WindConnect™ and Other	0.10-0.14
International – Brazil exit costs/other (sold in Q1 2006) New Zealand Remaining interest expense allocation/other	(0.02)-(0.04) 0.08-0.12 (0.06)-(0.08)
Alliant Energy, excluding debt repayment premiums	2.15-2.35
Debt repayment premiums	(0.48)
Alliant Energy, including debt repayment premiums	$1.67-1.87

The guidance does not include any potential asset valuation charges that Alliant Energy may incur in 2006, the impact of certain non-cash mark-to-market adjustments, the impact of any future adjustments made to Alliant Energy’s deferred tax asset valuation allowances, the impact of any cumulative effects of changes in accounting principles or any gains/losses that may be realized from a possible sale of certain Alliant Energy investments, including New Zealand, that would be reported in earnings from continuing operations. Finally, the guidance also assumes that no businesses will be re-classified to/from “discontinued operations” in 2006.

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•

Ability of its utility subsidiaries to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner

•	Stable foreign exchange rates in New Zealand
•	No additional material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments

•	Other stable business conditions
•	Ability to utilize any tax capital losses generated to-date and those that may be generated in the future

Earnings Conference Call

A conference call to review the 2006 first quarter results and other issues is scheduled for Wednesday, May 3 at 9:00 a.m. central daylight time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. A replay of the call will be available through May 10, 2006, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #7871388. An archive of the webcast will be available on the company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and over 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: the factors listed in the “2006 Guidance” section of this press release; economic and political conditions in the domestic and international service territories; federal, state and international regulatory or governmental actions, including the impact of the Energy Policy Act and other energy-related legislation in Congress, federal tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, the earning of reasonable rates of return and the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; issues related to the availability of Alliant Energy’s generating facilities and the supply of fuel and purchased electricity and price thereof, including the ability to timely recover purchased power and fuel costs through rates; the impact higher fuel and fuel-related prices may have on customer demand for utility services,

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

customers’ ability to pay utility bills and Alliant Energy’s ability to collect unpaid utility bills; issues related to electric transmission, including operating in the MISO energy market, the impact of potential future billing adjustments from MISO, recovery of costs incurred, and federal legislation and regulation affecting such transmission; costs associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; unanticipated issues related to the Calpine Corporation bankruptcy that could adversely impact Alliant Energy’s purchased power agreements; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including its ability to complete its proposed or potential divestitures of various businesses and investments, including China, Mexico and New Zealand, on a timely basis and for anticipated proceeds; Alliant Energy does not incur any material post-closing adjustments related to any of its past asset divestitures; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; current or future litigation, regulatory investigations, proceedings or inquiries; the direct or indirect effect resulting from terrorist incidents or responses to such incidents; the effect of accounting pronouncements issued periodically by standard-setting bodies; continued access to the capital markets; ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows; and inflation and interest rates. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2006 Guidance” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended March 31,
	2006	2005
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$583.0	$498.8
Gas	290.1	245.3
Other	21.4	19.3
Non-regulated	36.4	35.4
	930.9	798.8

Operating expenses:
Utility:
Electric production fuel and purchased power	312.2	209.3
Cost of gas sold	216.3	179.1
Other operation and maintenance	156.7	181.2
Non-regulated operation and maintenance	32.1	35.3
Depreciation and amortization	67.0	80.1
Taxes other than income taxes	26.8	26.4
	811.1	711.4

Operating income	119.8	87.4

Interest expense and other:
Interest expense	39.7	44.0
Loss on early extinguishment of debt	90.8	16.0
Equity income from unconsolidated investments	(13.6)	(2.3)
Allowance for funds used during construction	(2.3)	(2.6)
Preferred dividend requirements of subsidiaries	4.7	4.7
Interest income and other	(13.4)	(8.7)
	105.9	51.1

Income from continuing operations before income taxes	13.9	36.3

Income taxes	0.8	9.6

Income from continuing operations	13.1	26.7

Loss from discontinued operations, net of tax	(14.7)	(24.3)

Net income (loss)	($1.6)	$2.4

Average number of common shares outstanding (basic) (000s)	117,037	116,032

Average number of common shares outstanding (diluted) (000s)	117,343	116,369

Earnings per average common share (basic and diluted):
Income from continuing operations	$0.11	$0.23
Loss from discontinued operations	(0.12)	(0.21)
Net income (loss)	($0.01)	$0.02

Dividends declared per common share	$0.2875	$0.2625

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
ASSETS	2006	2005
	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$5,925.6	$5,887.3
Gas plant in service	683.7	679.9
Other plant in service	506.3	508.5
Accumulated depreciation	(2,789.4)	(2,741.7)
Net plant	4,326.2	4,334.0
Construction work in progress	136.6	134.3
Other, less accumulated depreciation (accum. depr.)	3.7	3.2
Total utility	4,466.5	4,471.5
Non-regulated and other:
Non-regulated Generation, less accum. depr.	278.7	280.6
Other non-regulated investments, less accum. depr.	58.9	60.6
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	50.7	53.5
Total non-regulated and other	388.3	394.7
	4,854.8	4,866.2

Current assets:
Cash and temporary cash investments	50.5	205.3
Restricted cash	50.3	19.4
Accounts receivable:
Customer, less allowance for doubtful accounts	177.9	171.8
Unbilled utility revenues	112.9	143.7
Other, less allowance for doubtful accounts	91.6	70.5
Production fuel, at average cost	65.7	55.7
Materials and supplies, at average cost	40.1	38.0
Gas stored underground, at average cost	34.3	92.1
Regulatory assets	78.7	86.3
Deferred income taxes	160.4	12.2
Assets held for sale	207.7	802.6
Other	56.1	85.8
	1,126.2	1,783.4

Investments:
Investments in unconsolidated foreign entities	111.1	188.6
Investment in American Transmission Company LLC	157.2	152.4
Other	86.3	89.1
	354.6	430.1

Other assets:
Regulatory assets	323.2	349.2
Deferred charges and other	283.2	304.2
	606.4	653.4

Total assets	$6,942.0	$7,733.1

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	March 31,	December 31,
CAPITALIZATION AND LIABILITIES	2006	2005
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 117,539,646 and 117,035,793 shares	$1.2	$1.2
Additional paid-in capital	1,799.6	1,788.7
Retained earnings	707.0	742.3
Accumulated other comprehensive loss	(19.4)	(84.6)
Shares in deferred compensation trust - 272,985 and 258,214 shares
at an average cost of $27.66 and $27.41 per share	(7.6)	(7.1)
Total common equity	2,480.8	2,440.5

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,638.9	1,914.8
	4,363.5	4,599.1

Current liabilities:
Current maturities	94.0	151.7
Variable rate demand bonds	39.1	39.1
Commercial paper	84.0	263.0
Capital lease obligations	0.3	40.5
Accounts payable	241.8	355.3
Regulatory liabilities	110.2	96.2
Accrued interest	31.5	47.4
Accrued taxes	158.5	115.1
Liabilities held for sale	63.3	328.2
Other	145.7	143.8
	968.4	1,580.3

Other long-term liabilities and deferred credits:
Deferred income taxes	653.1	529.3
Regulatory liabilities	591.4	548.2
Pension and other benefit obligations	166.7	256.7
Other	194.1	215.0
	1,605.3	1,549.2

Minority interest	4.8	4.5

Total capitalization and liabilities	$6,942.0	$7,733.1

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31,
	2006	2005
	(in millions)
Continuing Operations:
Cash flows from operating activities:
Net income (loss)	($1.6)	$2.4
Adjustments to reconcile net income to net cash flows from operating activities:
Loss from discontinued operations, net of tax	14.7	24.3
Depreciation and amortization	67.0	80.1
Other amortizations	12.1	15.3
Deferred tax expense (benefit) and investment tax credits	(0.1)	2.3
Equity income from unconsolidated investments, net	(13.6)	(2.3)
Distributions from equity method investments	5.2	7.6
Loss on early extinguishment of debt	90.8	16.0
Other	(14.7)	(1.4)
Other changes in assets and liabilities:
Accounts receivable	18.6	17.9
Sale of utility accounts receivable	(15.0)	--
Gas stored underground	57.8	44.5
Accounts payable	(90.6)	13.3
Benefit obligations and other	(73.9)	(24.4)
Net cash flows from operating activities	56.7	195.6

Cash flows from (used for) investing activities:
Construction and acquisition expenditures:
Utility business	(74.8)	(90.9)
Non-regulated businesses and other	(4.3)	(25.5)
Changes in restricted cash	(30.9)	7.5
Proceeds from asset sales	564.8	--
Purchases of securities within nuclear decommissioning trusts	(3.5)	(14.0)
Sales of securities within nuclear decommissioning trusts	51.7	8.0
Changes in restricted cash within nuclear decommissioning trusts	(42.5)	2.8
Other	(18.5)	(13.7)
Net cash flows from (used for) investing activities	442.0	(125.8)

Cash flows used for financing activities:
Common stock dividends	(33.7)	(30.4)
Proceeds from issuance of common stock	8.8	7.9
Proceeds from issuance of long-term debt	39.1	--
Reductions in long-term debt	(359.9)	(101.4)
Net change in short-term borrowings	(179.0)	(19.0)
Debt repayment premiums	(83.0)	(14.8)
Principal payments under capital lease obligations	(40.2)	(3.5)
Net change in loans with discontinued operations	(2.7)	(2.6)
Other	(2.9)	(7.2)
Net cash flows used for financing activities	(653.5)	(171.0)

Net decrease in cash and temporary cash investments	(154.8)	(101.2)
Cash and temporary cash investments at beginning of period	205.3	202.4
Cash and temporary cash investments at end of period	$50.5	$101.2

Discontinued Operations:
Net cash flows from (used for) operating activities	($6.3)	$13.1
Net cash flows used for investing activities	(2.6)	(0.9)
Net cash flows from (used for) financing activities	3.8	(4.4)
Net increase (decrease) in cash and temporary cash investments	(5.1)	7.8
Cash and temporary cash investments classified as held for sale at beginning of period	10.7	62.2
Cash and temporary cash investments classified as held for sale at end of period	$5.6	$70.0

Alliant Energy – First Quarter 2006 Earnings

May 3, 2006

KEY STATISTICS (UNAUDITED)
	For the Twelve Months
	Ended March 31,
	2006	2005
Operating revenues (millions)	$3,411.7	$2,834.0
Income from continuing operations (millions)	$42.8	$211.7
Net income (loss) (millions)	($11.7)	$113.8
Average common shares (diluted) (000s)	117,037	114,898
Earnings per share (diluted)	($0.10)	$0.99

	For the Three Months
	Ended March 31,
	2006	2005

Utility electric sales (000s of MWh) -
Residential	1,935	1,999
Commercial	1,439	1,429
Industrial	3,015	3,059
Total from retail customers	6,389	6,487
Sales for resale and other	1,294	1,286
Total	7,683	7,773

Utility electric customers (at March 31) -
Residential	851,250	843,237
Commercial	134,439	132,424
Industrial	3,065	3,005
Other	3,377	3,312
Total	992,131	981,978

Utility gas sold and transported (000s of Dth) -
Residential	12,556	14,294
Commercial	7,928	8,589
Industrial	1,369	1,350
Transportation and other	14,342	15,594
Total	36,195	39,827

Utility gas customers (at March 31, excluding
transportation/other) -
Residential	372,355	368,788
Commercial	46,170	46,127
Industrial	684	718
Total	419,209	415,633

Heating degree days - *
Cedar Rapids (IP&L) (normal - 3,474)	3,043	3,244
Madison (WP&L) (normal - 3,506)	3,153	3,389

* Alliant Energy entered into weather derivatives based on heating degree days to reduce potential volatility on its margins from the impacts of weather during the three months ended March 31, 2006 and 2005

Actual common shares outstanding at March 31 (000s)	117,540	116,197

Book value per share at March 31	$21.11	$21.86